Exhibit 99.3

[Date]

[Name]
[Address]
[Address]

Dear [Name]:

Enclosed you will find the materials you requested for enrollment in the First National Community Bancorp Dividend Reinvestment Plan. Please complete the Authorization Form and return it to:

William Lance, Treasurer
First National Community Bancorp, Inc.
102 East Drinker Street
Dunmore, PA  18512

If you have any questions, feel free to contact me at (570) 348-6438.

Sincerely,
William Lance
Treasurer
WL/alp
Enclosures